UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

NuStar GP Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-32940	85-0470977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2330 North Loop 1604 West San Antonio, Texas		78248
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 918-2000

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

NuStar GP Holdings, LLC (“Holdings”), as of July 15, 2010 (the “Effective Date”), entered into the 364-Day Revolving Credit Agreement, dated as of July 15, 2010, among Holdings, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent (“Administrative Agent”), SunTrust Bank, as Syndication Agent (“Syndication Agent”), and the lenders party thereto (the “Credit Facility”), to replace the existing 3-Year Revolving Credit Agreement among Holdings, Administrative Agent, Syndication Agent, and the lenders party thereto, dated as of July 19, 2006, as amended and restated by the Amended and Restated Revolving Credit Agreement dated as of July 17, 2009 (the “Prior Credit Facility”). There were no outstanding borrowings under the Prior Credit Facility as of the Effective Date.

The Credit Facility matures on July 14, 2011 and has a borrowing capacity of up to $30.0 million, of which, up to $10 million may be available for letters of credit. Holdings’ obligations under the Credit Facility are unsecured. In addition, the Credit Facility contains customary covenants and provisions including limitations on indebtedness, liens, dispositions of material property, mergers and asset transfers. The rate of interest payable by Holdings to the lenders in respect of loans outstanding under the Credit Facility is (i) with respect to alternate base rate loans, 1.75% plus the alternate base rate then in effect, and (ii) with respect to Eurodollar loans, 2.75% plus the adjusted LIBO rate then in effect. The facility fee rate payable by Holdings in respect of the lenders commitments (whether used or unused) is 0.375% of such commitments. The fronting fee rate payable by Holdings in respect of any letters of credit issued is .25% of such letters of credit.

Under the terms of the Credit Facility, NuStar Energy L.P. must maintain a total debt-to-EBITDA ratio of less than 5.0 to 1.0 for any four consecutive quarters, subject to adjustment following certain acquisitions. Holdings is also required to receive cash distributions of at least $35.0 million in respect of its ownership interests in NuStar Energy L.P. for the preceding four fiscal quarters ending on the last day of each fiscal quarter. Holdings indirectly owns the 2% general partner interest, all of the incentive distribution rights and an approximate 15.5% limited partner interest in NuStar Energy L.P., a publicly traded Delaware limited partnership.

The Credit Facility contains customary events of default, including a “change in control” provision, which could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Credit Facility. Further, the Credit Facility imposes certain restrictions on defaulting lenders, including: (a) the termination of fee accrual on unfunded portions of such defaulting lender’s commitment, (b) the exclusion of the defaulting lender’s commitment and credit exposure in a determination of whether lenders may take action pursuant to the Credit Facility and (c) potential reallocation or cash collateralization of the defaulting lender’s outstanding letter of credit exposure.

A copy of the Credit Facility is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.01	364-Day Revolving Credit Agreement dated as of July 15, 2010, among NuStar GP Holdings, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and The Lenders Party Thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR GP HOLDINGS, LLC

Date: July 19, 2010	By:	/S/ AMY L. PERRY
	Name:	Amy L. Perry
	Title:	Corporate Secretary

EXHIBIT INDEX

Number	Exhibit

10.01	364-Day Revolving Credit Agreement dated as of July 15, 2010, among NuStar GP Holdings, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, SunTrust Bank, as Syndication Agent, and The Lenders Party Thereto.